JUNE 25, 1998



Mr. Raymond Zimmerman
27 Northumberland
Nashville, TN  37215

RE:      Retirement Benefits

Dear Raymond:

          Effective April 15, 1998, you retired as an employee of Service Merchandise Company, Inc. (the "Company"). On behalf of the Company, I write to express our deepest appreciation for the many valuable contributions you have made to the Company over the years and to confirm to you our obligations to you in connection with your retirement. In recognition of your service of over 40 years to the Company and for your undertaking of the obligations hereunder, the Company hereby agrees as follows:

          1. Retirement Bonus. The Company shall pay to you promptly after the execution of this letter agreement a retirement bonus of $750,000.

          2. Stock Options. The Compensation Committee of the Board of Directors of the Company has taken action which provides that, as of April 15, 1998, all of the options to purchase shares of the Company's common stock granted to you pursuant to the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Plan") shall immediately vest and be exercisable in accordance with the terms and conditions of the Plan during the remainder of their respective ten year periods. The Company, in lieu of issuing shares of common stock to you upon your exercise of any options granted under the Plans, shall have the right, at its option, to pay to you, in cash, the amount by which the closing price of the common stock on the date of your exercise of any such options, exceeds the option price of such options.

          3. Medical Benefits. The Company will provide at its expense continued coverage for you (and any dependents of yours covered by the Company's healthcare plans at the time of your retirement) under the Company's healthcare plan pursuant to "COBRA" (or any other mandatory healthcare continuation law then in effect), such coverage then being substantially similar to that provided by the Company to its senior executives and their eligible dependents. You will be entitled to such coverage for the period commencing with the date of your retirement and ending on the earlier of (i) the fifth anniversary of your retirement, or (ii) the date you become eligible to receive comparable healthcare coverage from another employer of you or your spouse that does not contain any exclusion or limitation with respect to any pre-existing condition of you or your covered dependents. If you (or your dependents covered at the time of your retirement) elect not to continue coverage under COBRA (or any other mandatory

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healthcare continuation law then in effect) or are not eligible to continue coverage under such healthcare continuation law, the company will provide substantially similar coverage.

          4. Life Insurance. You may direct the Company to assign to you (or to a trust established by you or otherwise) any insurance policies on your life owned by it and so assignable, other than the split dollar life insurance discussed below in this paragraph. If so directed, the Company shall promptly thereafter assign its entire interest in such policies in the manner directed by you. In addition, the Company shall continue for your life to pay the premium on the split dollar life insurance policies owned by the Company on your life, and in the event the Company fails to meet this obligation either by operation of law or otherwise, you should have the right to continue coverage under the policies subject to rights of the Company relating to payments previously made by the Company.

          5. Automobile. You shall retain the Company automobile currently being provided to you. As promptly as practical after the date hereof, the Company shall convey title to such automobile to you, free of encumbrances. From and after April 15, 1998, you shall be responsible for all costs and expenses (including, without limitation, all insurance responsibility and expenses) associated with such automobile and shall assume all liability arising from the use of such automobile.

          6. Moving Expense Allowance. The Company shall provide you a moving expense allowance of $25,000 from which you shall pay all expenses incurred by you in connection with relocating your principal residence away from Nashville, Tennessee, including (i) travel and lodging expenses incurred by you in connection with relocating your principal residence away from Nashville, Tennessee, and (ii) the costs reasonably incurred by you to have your personal belongings packed and moved from your current principal residence to your new principal residence.

          7. Other Benefits. You shall be entitled to receive all benefits that have accrued to you prior to April 15, 1998 pursuant to the Company's Restated Retirement Plan, the Company's Savings and Investment Plan and the Company's Executive Security Plan, all in accordance with the terms of those respective plans. The annual benefit for the first ten (10) years following your retirement will be $124,078 from the Retirement Plan and $154,500 under the Executive Security Plan. In recognition of your years of service to the Company and of the maximum amount of retirement benefits permitted to be paid pursuant to the Company's Restated Retirement Plan, the Company agrees to pay to you an additional retirement payment of $2,361,837, which, together with the amounts payable to you under the Executive Security Plan, approximates on a discounted basis the amount of retirement benefits which would have been payable to you under the Restated Retirement Plan if such Plan did not contain maximum payment limits. You will be provided with $160,000 promptly after the execution of this Agreement as an office and secretarial allowance for you. You shall be entitled for life to such discounts as are generally available to members of the Company's Board of Directors and the Governance Committee has confirmed that the age 70 term limitation for directors will be waived for you and that the Nominating Committee will nominate you as a director nominee to

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be submitted to the shareholders for approval so long as you beneficially own more than 3,000,000 shares of the Company's common stock.

          8. Withholding Tax Payments. To the extent required by law, federal, state and local income and payroll withholding taxes shall be withheld on all amounts payable to you pursuant to this letter agreement.

          9. Restrictive Covenant. You hereby agree that for a period of eighteen (18) months from April 15, 1998, you shall not, acting alone or in conjunction with others,

          (a) directly or indirectly, engage in business of being a national or regional chain selling jewelry or home products in competition with the business being conducted by the Company ("Covered Business"), whether as an individual or sole proprietor or as owner, partner, shareholder (except for 1% or less of any class of outstanding securities listed on any national securities exchange or actively traded in over-the-counter market), officer, director, employee, member, manager, agent, consultant, formal or informal advisor, or by or through the lending of any form of assistance;

          (b) induce any customer of the Company, directly or indirectly, to curtail or cancel Covered Business with the Company, or solicit or canvass Covered Business from any person who is a customer of the Company;

          (c) induce or attempt to influence, directly or indirectly, any employee of the Company to terminate his or her employment with the Company; or

          (d) divulge or furnish any information that is not generally available to the public regarding Covered Business including the intellectual property, trade secrets or any other confidential information concerning Covered Business or the assets, plans or customers of the Company, to any entity or other person, or use any such information, trade secret or other confidential information, directly or indirectly, for your own benefit or for the benefit of any entity or other person.

          10. Enforcement. You acknowledge that any violation by you of Section 10 of this Agreement will cause irreparable harm to the Company, that money damages for such harm will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm caused by such violation. Therefore, in the event of any such violation, you agree that, in addition to its other remedies, the Company shall be entitled to injunctive relief, including but not limited to, temporary restraining orders and/or preliminary or permanent injunctions to restrain or enjoin any such violation. You agree to and hereby submit to jurisdiction before any state or federal court of record in Davidson County, Tennessee, or in the state and county in which such violation may occur, at the Company's election, for that purpose, and you hereby waive any right to raise the questions of jurisdiction and venue in any action that the Company may bring in any such court against you.

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          11. Severability; Interpretation. (a) Should any clause, portion or paragraph of this letter agreement be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this letter agreement. Should any particular covenant or restriction, including but not limited to the covenants and restrictions of Section 10, be held to be unreasonable or unenforceable for any reason, including without limitation the time period, geographical area and scope of activity covered by such covenant, then such covenant or restriction shall be given effect and enforced to whatever extent would be reasonable and enforceable.

          (b) You and the Company represent that each has been represented by independent legal counsel in connection with this letter agreement and that this letter agreement is the result of negotiations between the parties. Accordingly, the parties agree that neither party shall be deemed to be the drafter of this letter agreement and that the language of all parts of this letter agreement in all cases shall be construed according to its fair meaning, and not strictly for or against either party.

          We wish you well in your retirement and look forward to continuing to receive the benefit of your advice and experience through your role as director of the Company.

                                                     Very truly yours,

                                                     /s/ Gary Witkin
                                                     ---------------
                                                     Gary Witkin

GMW:eav

Accepted and agreed:

/s/ Raymond Zimmerman
---------------------
Raymond Zimmerman


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